Exhibit 99.1

Contact:	Lawrence Keusch
Vice President, Investor Relations and Strategy Development
610-948-2836

FOR IMMEDIATE RELEASE

TELEFLEX INCORPORATED ANNOUNCES PRIVATE OFFERING OF $500 MILLION OF SENIOR NOTES DUE 2032

WAYNE, Pa. — June 1, 2026 – Teleflex Incorporated (NYSE: TFX) (“Teleflex”) announced today the commencement of a private offering of $500.0 million aggregate principal amount of senior notes due 2032 (the “Notes”), subject to market and other conditions. The interest rate and other terms of the Notes will be determined at pricing.

The Notes will be guaranteed by each of Teleflex’s existing and future wholly-owned domestic subsidiaries that is a guarantor or other obligor under its credit agreement and certain other indebtedness.

Teleflex intends to use the net proceeds from the offering, together with cash on hand, to redeem all of its outstanding 4.625% Senior Notes due 2027 (the “2027 Notes”).

The offering of the Notes will be made in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in the United States only to investors who are reasonably believed to be “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or to certain non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is not an offer to purchase or a solicitation of an offer to sell with respect to the 2027 Notes.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. Teleflex is the home of Arrow®, Barrigel®, Deknatel®, LMA®, Pilling®, QuikClot®, Rusch®, UroLift®, and Weck®—trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements about the terms of and completion of the offering of the Notes, the anticipated use of the net proceeds from the offering and the redemption of the outstanding 2027 Notes. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or company actions to differ materially from what is expressed or implied by these statements. These risks and uncertainties are identified and described in more detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K filed with the SEC on February 27, 2026 and our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2026, which can be obtained on the SEC’s website at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.